                                                                       Execution

    =======================================================================


                               CREDIT AGREEMENT


                     ____________________________________



                     PLAINS MARKETING & TRANSPORTATION INC.


                                      and


                               BANKBOSTON, N.A.,

                            as Administrative Agent,

                          BANCBOSTON SECURITIES INC.,

                             as Syndication Agent,

                        ING (U.S.) CAPITAL CORPORATION,

                            as Documentation Agent,

                      and CERTAIN FINANCIAL INSTITUTIONS,

                                   as Lenders

            _______________________________________________________


                                  $175,000,000


                                 July 30, 1998


    =======================================================================

                               TABLE OF CONTENTS

                                                                                 Page

CREDIT AGREEMENT                                                                   1

ARTICLE I - Definitions and References                                             1
Section 1.1.  Defined Terms                                                        1
Section 1.2.  Exhibits and Schedules; Additional Definitions                      20
Section 1.3.  Amendment of Defined Instruments                                    20
Section 1.4.  References and Titles                                               21
Section 1.5.  Calculations and Determinations                                     21

ARTICLE II - The Loans                                                            21
Section 2.1.  Commitments to Lend; Notes                                          21
Section 2.2.  Requests for New Loans                                              22
Section 2.3.  Continuations and Conversions of Existing Loans                     23
Section 2.4.  Use of Proceeds                                                     24
Section 2.5.  Optional Prepayments of Loans                                       24
Section 2.6.  Mandatory Prepayments                                               24
Section 2.7.  Letters of Credit                                                   25
Section 2.8.  Requesting Letters of Credit                                        25
Section 2.9.  Reimbursement and Participations                                    26
Section 2.10.  No Duty to Inquire                                                 27
Section 2.11.  LC Collateral                                                      28
Section 2.12.  Interest Rates and Fees; Reduction in Commitment                   29
Section 2.13.  Borrowing Base Reporting                                           30

ARTICLE III - Payments to Lenders                                                 30
Section 3.1.  General Procedures                                                  30
Section 3.2.  Capital Reimbursement                                               31
Section 3.3.  Increased Cost of Eurodollar Loans or Letters of Credit             31
Section 3.4.  Notice; Change of Applicable Lending Office                         32
Section 3.5.  Availability                                                        33
Section 3.6.  Funding Losses                                                      33
Section 3.7.  Reimbursable Taxes                                                  33

ARTICLE IV - Conditions Precedent to Credit                                       35
Section 4.1.  Documents to be Delivered                                           35
Section 4.2.  Additional Conditions to Initial Credit                             37
Section 4.3.  Additional Conditions Precedent                                     37
Section 4.4.  Financial Conditions                                                38

ARTICLE V - Representations and Warranties                                        39
Section 5.1.  No Default                                                          39
Section 5.2.  Organization and Good Standing                                      39
Section 5.3.  Authorization                                                       39


Section 5.4.  No Conflicts or Consents                                            40
Section 5.5.  Enforceable Obligations                                             40
Section 5.6.  Initial Financial Statements                                        40
Section 5.7.  Other Obligations and Restrictions.                                 40
Section 5.8.  Full Disclosure                                                     40
Section 5.9.  Litigation                                                          41
Section 5.10.  Labor Disputes and Acts of God                                     41
Section 5.11.  ERISA Plans and Liabilities                                        41
Section 5.12.  Compliance with Laws                                               41
Section 5.13.  Environmental Laws                                                 42
Section 5.14.  Names and Places of Business                                       43
Section 5.15.  Borrower's Subsidiaries                                            43
Section 5.16.  Title to Properties; Licenses                                      44
Section 5.17.  Government Regulation                                              44
Section 5.18.  Insider                                                            44
Section 5.19.  Solvency                                                           44
Section 5.20. Credit Arrangements                                                 44
Section 5.21. Year 2000                                                           44

ARTICLE VI - Affirmative Covenants of Borrower                                    45
Section 6.1.  Payment and Performance                                             45
Section 6.2.  Books, Financial Statements and Reports                             45
Section 6.3.  Other Information and Inspections                                   48
Section 6.4.  Notice of Material Events and Change of Address                     48
Section 6.5.  Maintenance of Properties                                           49
Section 6.6.  Maintenance of Existence and Qualifications                         49
Section 6.7.  Payment of Trade Liabilities, Taxes, etc.                           50
Section 6.8.  Insurance                                                           50
Section 6.9.  Performance on Borrower's Behalf                                    50
Section 6.10.  Interest                                                           50
Section 6.11.  Compliance with Agreements and Law                                 50
Section 6.12.  Environmental Matters; Environmental Reviews                       51
Section 6.13.  Evidence of Compliance                                             51
Section 6.14.  Agreement to Deliver Security Documents                            51
Section 6.15.  Perfection and Protection of Security Interests and Liens          52
Section 6.16.  Bank Accounts; Offset.                                             52
Section 6.17.  Guaranties of Borrower's Subsidiaries                              52

ARTICLE VII - Negative Covenants of Borrower                                      53
Section 7.1.  Indebtedness                                                        53
Section 7.2.  Limitation on Liens                                                 54
Section 7.3.  Limitation on Mergers, Issuances of Securities                      55
Section 7.4.  Limitation on Sales of Property                                     56
Section 7.5.  Limitation on Investments and New Businesses                        56
Section 7.6.  Limitation on Credit Extensions                                     56
Section 7.7.  Transactions with Affiliates                                        56


Section 7.8.  Limitations on Capital Expenditures                                 56
Section 7.9.  Open Inventory Position                                             57
Section 7.10.  Fixed Charges Coverage Ratio                                       57
Section 7.11.  Solvency                                                           57
Section 7.12.  Prohibited  Contracts                                              57
Section 7.13.  No Limitation of Certain Payment                                   57

ARTICLE VIII - Events of Default and Remedies                                     57
Section 8.1.  Events of Default                                                   57
Section 8.2.  Remedies                                                            60

ARTICLE IX - Administrative Agent                                                 60
Section 9.1.  Appointment and Authority                                           60
Section 9.2.  Exculpation, Administrative Agent's Reliance, Etc.                  61
Section 9.3.  Credit Decisions                                                    61
Section 9.4.  Indemnification                                                     62
Section 9.5.  Rights as Lender                                                    62
Section 9.6.  Sharing of Set-Offs and Other Payments                              63
Section 9.7.  Investments                                                         63
Section 9.8.  Benefit of Article IX                                               63
Section 9.9.  Resignation                                                         64
Section 9.10.  Other Agents                                                       64

ARTICLE X - Miscellaneous                                                         64
Section 10.1.  Waivers and Amendments; Acknowledgments                            64
Section 10.2.  Survival of Agreements; Cumulative Nature                          66
Section 10.3.  Notices                                                            66
Section 10.4.  Payment of Expenses; Indemnity                                     67
Section 10.5.  Joint and Several Liability; Parties in Interest; Assignments      68
Section 10.6.  Confidentiality                                                    71
Section 10.7.  Governing Law; Submission to Process                               71
Section 10.8.  Limitation on Interest                                             72
Section 10.9.  Termination; Limited Survival                                      72
Section 10.10  Severability                                                       72
Section 10.11.  Counterparts                                                      72
Section 10.12.  Waiver of Jury Trial, Punitive Damages, etc.                      73

Schedules and Exhibits:
----------------------

Schedule 1      -    Lender Schedule
Schedule 2      -    Disclosure Schedule
Schedule 3      -    Security Schedule
Schedule 4      -    Insurance Schedule
Schedule 5      -    Outstanding Letters of Credit
Schedule 6      -    Borrowing Base Procedures

Exhibit A       -    Promissory Note
Exhibit B       -    Borrowing Notice
Exhibit C       -    Continuation/Conversion Notice
Exhibit D-1     -
  and D-2       -    Forms of Letter of Credit
Exhibit E       -    Letter of Credit Application and Agreement
Exhibit F       -    Certificate Accompanying Financial Statements
Exhibit G-1     -    Opinion of In-house Counsel for Restricted Persons
Exhibit G-2     -    Opinion of Counsel for Restricted Persons
Exhibit H       -    Borrowing Base Report
Exhibit I       -    Environmental Compliance Certificate
Exhibit J       -    Assignment and Acceptance Agreement
Exhibit K       -    Officers Certificate
Exhibit L       -    Service and Exchange Agreement
Exhibit M       -    Agreement for the Allocation of Taxes
Exhibit N       -    Netting Agreement

                                CREDIT AGREEMENT
                               -----------------

     THIS CREDIT AGREEMENT is made as of July 30, 1998, by and among PLAINS MARKETING & TRANSPORTATION INC., a Delaware corporation ("Borrower"), BANKBOSTON, N.A., as administrative agent (in such capacity, "Administrative Agent"), BANCBOSTON SECURITIES INC., as syndication agent (in such capacity, "Syndication Agent"), ING (U.S.) CAPITAL CORPORATION, as documentation agent (in such capacity, "Documentation Agent") and the Lenders referred to below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:


                     ARTICLE I - Definitions and References

      Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

     "Acceptable Issuer" means any national or state bank or trust company which is organized under the laws of the United States of America or any state thereof or any branch licensed to operate under the laws of the United States of America or any state thereof, which is a branch of a bank organized under any country which is a member of the Organization for Economic Cooperation and Development, in each case which has capital, surplus and undivided profits of at least $500,000,000 and whose commercial paper is rated at least P-1 by Moody's or A-1 by S&P.

     "Account" shall have the meaning given that term in the UCC.

     "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

     "Acquisition Documents" means the Stock Purchase Agreement dated as of March 15, 1998 among Resources, PAAI and Wingfoot Ventures Seven Inc., and all other agreements or instruments delivered in connection therewith to consummate the acquisition contemplated thereby.

     "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the per annum rate equal to the sum of (a) one and one-half percent (1.5%) per annum plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Reserve Requirement changes.

     "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

          (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Affiliate Agreements" has the meaning given to such term in Section 4.2.

     "Affiliate Net Payable" means the remainder (if positive) of (a) all Affiliate Payables due from Borrower or one of its Subsidiaries to an Affiliate minus (b) all Affiliate Receivables due to such Person from such Affiliate.

     "Affiliate Payables" means all accounts payable and other liabilities owed by Borrower or any of its Subsidiaries to Resources or any of its Subsidiaries, other than Borrower or its Subsidiaries.

     "Affiliate Receivables" means an Account or other liability (i) owed to Borrower or any of its Subsidiaries from Resources to the extent such Accounts or other liabilities in the aggregate exceed $1,000,000 at the time of determination, or (ii) owed to Borrower or any of its Subsidiaries from any of Resources' Subsidiaries, other than Borrower or its Subsidiaries.

     "Administrative Agent" means BankBoston N.A., as Administrative Agent hereunder, and its successors in such capacity.

     "Agreement" means this Credit Agreement.

     "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of Base Rate Loans and such Lender's Eurodollar Lending Office in the case of Eurodollar Loans.

     "Approved Eligible Receivables" means each Eligible Receivable (other than Eligible Exchange Balances) (a) from a Person whose Debt Rating is either at least Baa2 by Moody's or at least BBB by S&P; (b) fully and unconditionally guaranteed as to payment by a Person whose Debt Rating is either at least Baa2 by Moody's or at least BBB by S&P; (c) from any other Person Currently Approved by Majority Lenders; or (d) fully covered by a letter of credit from an Acceptable Issuer.

     "Base Rate" means the higher of (a) the annual rate of interest announced from time to time by Administrative Agent at its "base rate" at its head office in Boston, Massachusetts, or (b) the Federal Funds Rate plus one-half percent (0.5%) per annum; provided that such rate may not be the lowest rate at which funds are made available to customers of Administrative Agent at such time. Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

     "Base Rate Loan" means a Loan which does not bear interest at the Adjusted Eurodollar Rate.

     "Borrower" means Plains Marketing & Transportation, Inc., a Delaware corporation.

     "Borrowing" means a borrowing of new Loans of a single Type pursuant to
Section 2.2 or a Continuation or Conversion of all or a portion of an existing Loan (whether alone or as a combination with a new Loan) into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

     "Borrowing Base" means the remainder of (a) minus (b) below as of the date of determination:

     (a) the sum of the following as of the date of determination :

          (i)   100% of the Resources Letter of Credit Availability; plus

          (ii)  100% of Eligible Cash Equivalents; plus

          (iii) 90% of Approved Eligible Receivables; plus

          (iv) the lesser of (A) 85% of Other Eligible Receivables or (B) 1/3 of the sum of the amounts of clauses (a)(ii) plus (a)(iii) [(i.e., (a)(ii) plus (a)(iii) must be 75% of (a)(ii) plus
                (a)(iii) plus (a)(iv)]; plus

          (v)   85% of Eligible Margin Deposits; plus

          (vi) the lesser of (A) 95% of Hedged Eligible Inventory plus 100% of Other Eligible Inventory Value or (B) $40,000,000; plus

          (vii) 80% of Eligible Exchange Balances, plus

          (viii) 100% of all Paid but Unexpired Letters of Credit

     MINUS (b) the following as of the date of determination:

          (i)    100% of First Purchase Crude Payables; plus

          (ii)   100% of Other Priority Claims, plus

          (iii)  The Estimate Adjustment Amount as provided in Section 2.13.

     "Borrowing Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Boston, Massachusetts. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the London interbank eurocurrency market.

     "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

     "Cash Equivalents" means Investments in:

     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated at least Aa2 by Moody's or AA by S&P;

     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody's or A-1 by S&P; and

     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

     "Change of Control" means the occurrence of any of the following events:
(i) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 40% or more of the combined voting power of the then outstanding voting stock of Resources, (ii) during any period of two consecutive years (A) the members of the board of directors of Resources (the "Board") as of January 1, 1998, (B) any director elected thereafter in any annual meeting of the stockholders of Resources upon the recommendation of the Board, and (C) any other member of the Board who will be recommended or elected to succeed those Persons described in subclauses (A) and (B) of this clause (ii) by a majority of such Persons who are then members of the Board, cease for any reason to constitute collectively a majority of the Board then in office, (iii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of Resources to any Person or Group of Persons, or (iv) any Person other than Resources or a wholly owned Subsidiary of Resources shall own or acquire legal or beneficial ownership of any equity securities of Borrower, PTTC or any other Guarantor (other than Resources) or any securities which are convertible into equity securities of Borrower, PTTC or any other Guarantor (other than Resources).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "Collateral" means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations.

     "Commitment Period" means the period from and including the date hereof until July 31, 2001 (or, if earlier, the day on which (i) the obligation of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have terminated, (ii) the obligation of LC Issuer to issue Letters of Credit hereunder has terminated, or (iii) the Notes first become due and payable in full, whichever shall first occur).

     "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

     "Consolidated EBITDA" means, for any four-Fiscal Quarter period, the sum of
(1) the Consolidated Net Income of Borrower and its Subsidiaries during such period, plus (2) all Fixed Charges which were deducted in determining such Consolidated Net Income for such period, plus (3) all income taxes (including any franchise taxes to the extent based upon net income) which were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) which were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income which were included in determining such Consolidated Net Income except to the extent of cash received in respect of such item in a prior period.

     "Consolidated Net Income" means, for any period, Borrower's and its Subsidiaries' gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower's and its Subsidiaries' expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person other than a Subsidiary in which Borrower or any of its Subsidiaries has an ownership interest. Consolidated Net Income shall not include any gain or loss from the sale of assets or any extraordinary gains or losses.

     "Consolidated Net Worth" means the remainder of all Consolidated assets, as determined in accordance with GAAP, of Borrower and its Subsidiaries (excluding all Affiliate Receivables) minus the sum of (a) Borrower's Consolidated Total Liabilities and (b) all outstanding Minority Interests. The effect of any increase or decrease in net worth in any period as a result of (i) any unrealized gains or losses from a mark to market of any Hedging Contracts not reflected in the determination of net income but reflected in the determination of comprehensive income and (ii) any Excluded Income Tax Accrual shall be excluded in determining Consolidated Net Worth. "Minority Interests" means the book value of any shares of stock of any of Borrower's Subsidiaries which shares are owned by Persons other than Borrower or one of its wholly owned Subsidiaries. "Excluded Income Tax Accrual" means accrued liabilities in respect of federal or state income taxes (including state franchise taxes to the extent based on net income) so long as such tax liabilities are deferred and not then paid or payable as a result of combined income tax filings with Resources or otherwise.

     "Consolidated Total Liabilities" means the sum of the following (without duplication): (a) all Consolidated liabilities of Borrower and its Subsidiaries determined in accordance with GAAP (including but not limited to any outstanding deferred tax liabilities and excluding all Affiliate Payables), plus (b) LC Obligations (other than in respect of undrawn Letters of Credit issued to support existing or future accounts payable which are or will be included in such Consolidated liabilities), plus (c) all Affiliate Net Payables.

     "Consolidated Working Capital Ratio" means the ratio of (a) consolidated current assets of Borrower and its Subsidiaries (excluding Affiliate Receivables) to (b) the sum of the following (without duplication): (i) Consolidated current liabilities of Borrower and its Subsidiaries (excluding Affiliate Payables), plus (ii) Loans, plus (iii) LC Obligations (other than in respect of undrawn Letters of Credit issued to support existing or future accounts payable which are or will be included in such Consolidated current liabilities), plus (iv) all Affiliate Net Payables.

     "Continuation/Conversion Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

     "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     "Currently Approved by Majority Lenders" means such Person (including a limit on the maximum credit exposure to any such Person), storage location, pipeline, form of Letter of Credit or other matter as the case may be, as reflected in the most recent written notice given by Administrative Agent to Borrower as being approved by Majority Lenders. Each such written notice will supersede and revoke each prior notice.

     "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

     "Debt Rating" means with respect to a Person, the rating then in effect by a Rating Agency for the long term senior unsecured non-credit enhanced debt of such Person.

     "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

     "Default Rate" means, at the time in question, (i) two percent (2%) per annum plus the Adjusted Eurodollar Rate then in effect for any Eurodollar Loan (up to the end of the applicable Interest Period) or (ii) two percent (2%) per annum plus the Base Rate for each Base Rate Loan; provided, however, the Default Rate shall never exceed the Highest Lawful Rate

     "Default Rate Period" means (i) any period during which an Event of Default, other than pursuant to Section 8.1 (a) or (b), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to Borrower by Administrative Agent upon the instruction by Majority Lenders and (ii) any period during which any Event of Default pursuant to Section 8.1 (a) or (b) is continuing unless Borrower has been notified otherwise by Administrative Agent upon the instruction by Majority Lenders.

     "Disclosure Schedule" means Schedule 2 hereto.

     "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in the Lender Schedule hereto, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

     "Eligible Cash Equivalents" means Cash Equivalents in which Borrower has lawful and absolute title, which are free from any express or implied at law Lien, trust or other beneficial interest, in which Administrative Agent holds a fully perfected first-priority security interest prior to the rights of, and enforceable as such against, any other Persons pursuant to an account agreement satisfactory to Administrative Agent and which remain under the sole dominion and control of Administrative Agent.

     "Eligible Exchange Balances" means each Approved Eligible Receivable (including for this purpose only either the right to receive crude oil in kind or to receive money) arising from the trading, lending, borrowing or exchange of crude oil, net of any netted obligations or other offsets or counterclaims determined in accordance with prices set forth in the applicable exchange contracts, based on current value at the Market Price, in which Borrower has lawful and absolute title, which is not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), and which is subject to a fully perfected first-priority security interest (subject only to Permitted Inventory Liens) in favor of Administrative Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Persons minus without duplication the amount of any Permitted Inventory Lien on any crude oil receivable in kind.

     "Eligible Inventory" means inventories of crude oil in which Borrower has lawful and absolute title, which are not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), which are subject to a fully perfected first priority security interest (subject only to Permitted Inventory Liens) in favor of Administrative Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Person, which are otherwise satisfactory to Majority Lenders in their reasonable business judgment and which are located in storage locations (including pipelines) which are either (a) owned by a wholly owned Subsidiary of Resources or (b) Currently Approved by Majority Lenders minus without duplication the amount of any Permitted Inventory Lien on any such inventory.

     "Eligible Margin Deposit" means net equity value of investments by Borrower in margin deposit accounts with commodities brokers on nationally recognized exchanges subject to a perfected security interest in favor of Administrative Agent and a three-party agreement among Borrower, Administrative Agent and the depository institution, in form and substance satisfactory to Administrative Agent.

     "Eligible Receivables" means, at the time of any determination thereof (and without duplication), each Account and, with respect to each determination made on or after the 20th day of each calendar month and prior to the first day of the next calendar month, each amount which will be, in the good faith estimate reasonably determined by Borrower, an Account of the Borrower with respect to sales and deliveries of crude oil during the remainder of such calendar month or deliveries of crude oil during the next calendar month under firm written purchase and sale agreements, in either event as to which the following requirements have been fulfilled (or as to future Accounts, will be fulfilled as of the date of such sales and deliveries of crude oil), to the reasonable satisfaction of Administrative Agent:

          (i) Borrower has lawful and absolute title to such Account;

          (ii) such Account is a valid, legally enforceable obligation of an Account Debtor payable in United States dollars, arising from the sale and delivery of crude oil to such Person in the United States of America in the ordinary course of business of Borrower, to the extent of the volumes of crude oil delivered to such Person prior to the date of determination;

          (iii) there has been excluded from such Account (A) any portion that is subject to any dispute, rejection, loss, non-conformance , counterclaim or other claim or defense on the part of any Account Debtor or to any claim on the part of any Account Debtor denying liability under such Account, and
     (B) the amount of any account payable or other liability owed by Borrower to the Account Debtor on such Account, whether or not a specific netting agreement may exist, excluding, however, any portion of any such account payable or other liability which is at the time in question covered by a Letter of Credit;

          (iv) Borrower has the full and unqualified right to assign and grant a security interest in such Account to Administrative Agent as security for the Obligation;

          (v) such Account (A) is evidenced by an invoice rendered to the Account Debtor, or (B) represents the uninvoiced amount in respect to actual deliveries of crude oil not earlier than 45 days prior to the date of determination and is governed by a purchase and sale agreement, exchange agreement or other written agreement, and in either event such Account is not evidenced by any promissory note or other instrument;

          (vi) such Account is not subject to any Lien in favor of any Person and is subject to a fully perfected first priority security interest in favor of Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person except for a Lien in respect of First Purchase Crude Payables;

          (vii) such Account is due not more than 30 days following the last day of the calendar month in which the crude oil delivery occurred and is not more than 30 days past due (except that Accounts of a single Account Debtor in excess of $500,000 which are not Approved Eligible Receivables shall be excluded from Eligible Receivables if not paid within three Business Days after the due date);

          (viii) such Account is not payable by an Account Debtor with more than twenty percent (20%) of its Accounts to Borrower that are outstanding more than 60 days from the invoice date;

          (ix) the Account Debtor in respect of such Account (A) is located, is conducting significant business or has significant assets in the United States of America or is a Person Currently Approved by Majority Lenders,
     (B) is not an Affiliate of Borrower, and (C) is not the subject of any event of the type described in Section 8.1(i);

          (x) the Account Debtor in respect of such Account is not a governmental authority, domestic or foreign; and

          (xi) such Account is not the obligation of an Account Debtor that Administrative Agent or Majority Lenders determine in good faith that there is a legitimate concern over the timing or collection of such receivable.

     "Eligible Transferee" means a Person which either (a) is a Lender, or (b) is consented to as an Eligible Transferee by Administrative Agent and, so long as no Default or Event of Default is continuing, by Borrower, which consents in each case will not be unreasonably withheld (provided that no Person organized outside the United States may be an Eligible Transferee if Borrower would be required to pay withholding taxes on interest or principal owed to such Person).

     "Environmental Laws" means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Affiliate" means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Code.

     "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

     "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" on the Lender Schedule hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

     "Eurodollar Loan" means a Loan that bears interest at a rate based upon the Adjusted Eurodollar Rate.

     "Eurodollar Rate" means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

     "Event of Default" has the meaning given to such term in Section 8.1.

     "Existing Credit Documents" means that certain Uncommitted, Secured Demand Transactional Line of Credit Facility Agreement dated August 23, 1995, as heretofore amended, among Borrower and BankBoston, N.A., together with the promissory notes and other documents delivered by Borrower thereunder.

     "Facility Usage" means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

     "Financial Condition" means each of the conditions set forth in Section
4.4.

     "First Purchase Crude Payables" means the unpaid amount of any payable obligation related to the purchase of crude oil by Borrower which Administrative Agent determines will be secured by a statutory Lien, including but not limited to the statutory Liens created under the laws of Texas, New Mexico and Wyoming, to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

     "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

     "Fiscal Year" means a twelve-month period ending on December 31 of any year.

     "Fixed Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP): (a) all interest and fees in respect of Indebtedness of Borrower or any of its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) net payments under Hedging Contracts relating to interest rates, plus (c) all debt discount amortized or required to be amortized in the determination of Consolidated Net Income for such period, plus (d) all fees, expenses and charges in respect of letters of credit issued for the account of Borrower or any of its Subsidiaries deducted in determining Consolidated Net Income for such period.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the audited Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Administrative Agent, and Majority Lenders agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated Subsidiaries.

     "Guarantor" means any Person who has guaranteed some or all of the Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.17.

     "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

     "Hedged Eligible Inventory" means Eligible Inventory, which has been (a) hedged on the New York Mercantile Exchange arranged through brokers approved by Administrative Agent and with whom a three party agreement among Borrower, Administrative Agent and such broker has been entered in form and substance satisfactory to Administrative Agent or (b) otherwise hedged in a manner satisfactory to Majority Lenders. The value of Hedged Eligible Inventory shall be the volume of the inventory times the prices fixed in such hedge, minus all storage, transportation and other applicable costs.

     "Hedging Contract" means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

     "Highest Lawful Rate" means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

     "Indebtedness" of any Person means its Liabilities (without duplication) in any of the following categories:

     (a)  Liabilities for borrowed money,

     (b) Liabilities constituting an obligation to pay the deferred purchase price of property or services,

     (c) Liabilities evidenced by a bond, debenture, note or similar instrument,

     (d) Liabilities (other than reserves for taxes and reserves for contingent obligations) which (i) would under GAAP be shown on such Person's balance sheet as a liability and (ii) are payable more than one year from the date of creation or incurrence thereof,

     (e) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract),

     (f) Liabilities arising under operating leases constituting principal under Capital Leases,

     (g) Liabilities arising under conditional sales or other title retention agreements,

     (h) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

     (i) Liabilities consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements),

     (j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor,

     (k)  Liabilities with respect to banker's acceptances, or

     (l) Liabilities with respect to obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the "Indebtedness" of any Person shall not include Liabilities that were incurred in the ordinary course of business by such Person on ordinary trade terms to vendors, suppliers or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days after the date the respective goods are delivered or the respective services are rendered, other than Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP.

     "Initial Financial Statements" means (i) the audited annual Consolidated financial statements of Resources dated as of December 31, 1997, (ii) the unaudited quarterly Consolidated financial statements of Resources dated as of March 31, 1998, (iii) the audited annual Financial Statements of Borrower dated as of December 31, 1997 and (iv) the unaudited monthly financial statements of Borrower dated as of May 31, 1998.

     "Insurance Schedule" means Schedule 4 attached hereto.

     "Interest Payment Date" means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto.

     "Interest Period" means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two or three months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

     "Investment" means any investment made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property or by any other means.

     "Law" means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

     "LC Application" means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

     "LC Collateral" has the meaning given to such term in Section 2.11(a).

     "LC Issuer" means BankBoston, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to BankBoston, N.A.

     "LC Obligations" means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

     "Lender Parties" means Administrative Agent, Syndication Agent, Documentation Agent, LC Issuer, and all Lenders.

     "Lender Schedule" means Schedule 1 hereto.

     "Lenders" means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including BankBoston, N.A. and ING (U.S.) Capital Corporation in their capacities as Lenders hereunder rather than as Administrative Agent, LC Issuer, Documentation Agent, and the successors of each such party as holder of a Note.

     "Letter of Credit" means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

     "Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent.

     "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.
"Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Loans" has the meaning given to such term in Section 2.1.

     "Loan Documents" means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

     "Majority Lenders" means Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%).

     "Market Price" means on each day a spot price for the inventory of crude oil being valued, determined by published prices and methodology approved by Administrative Agent from time to time, based on an index gravity and grade of crude oil at a delivery point reflecting as nearly as practical the actual gravity, grade, and location of the crude oil being valued, adjusted to reflect any differences in gravity and grade between the index crude oil and the actual inventory and to reflect transportation costs or other appropriate location price differential from the actual location to the index location.

     "Material Adverse Change" means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower's Consolidated financial condition, (b) Borrower's Consolidated operations, properties or prospects, considered as a whole, (c) Borrower's ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Document.

     "Material Market Open Position Loss" means a cumulative amount of net losses resulting from open inventory positions of Borrower on a mark to market basis during any period of 12 consecutive months in excess of $5,000,000.

     "Matured LC Obligations" means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

     "Maximum Drawing Amount" means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

     "Maximum Facility Amount" means the amount of $175,000,000, as such amount may be reduced by Borrower from time to time as provided in Section 2.12.

     "Moody's" means Moody's Investor Service, Inc., or its successor.

     "Note" has the meaning given to such term in Section 2.1.

     "Obligations" means all Liabilities from time to time owing by any Guarantor or any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. "Obligation" means any part of the Obligations.

     "Other Eligible Inventory Value" means the following amount of Eligible Inventory, other than Hedged Eligible Inventory: (a) if the WTI Price is less than or equal to $30 per barrel, 80% of the product of the volume of such crude oil times the Market Price, or (b) if the WTI Price is greater than $30 per barrel the greater of (i) 70% of the product of the volume of such crude oil times the Market Price or (ii) 80% of the product of the volume of such crude oil times $30 per barrel; minus, in each case, all storage, transportation and other applicable costs. As used herein "WTI Price" means on each day the Platt's Average Spot Price for West Texas intermediate crude oil (Cushing, Oklahoma).

     "Other Eligible Receivable" means any Eligible Receivable which is not an Approved Eligible Receivable nor an Eligible Exchange Balance. The portions of the aggregate of the Other Eligible Receivables owed by any obligor and its Affiliates exceeding 20% of the aggregate amount of all Other Eligible Receivables shall not be included without the prior written approval of the Majority Lenders.

     "Other Priority Claims" means any account payable, obligation or liability which Administrative Agent has determined has or will have a Lien upon or claim against any Cash Equivalent, account or inventory of Borrower senior or equal in priority to the security interests in favor of Administrative Agent for the benefit of Lenders, in each case to the extent such Cash

Equivalent, account or inventory of Borrower is otherwise included in the determination of the Borrowing Base and the included portion thereof has not already been reduced by such Lien or claim.

     "PAAI" means Plains All American Inc., a Delaware corporation.

     "PAAI Company" means PAAI and any Subsidiary of PAAI.

     "Paid but Unexpired Letters of Credit" means, on any day, the maximum drawing amount of Letters of Credit on such day where no underlying obligation exists on such day, or if the amount of the Letter of Credit exceeds the underlying obligation on such day, the amount of such excess. As used herein, "underlying obligation" includes without limitation, all existing and future obligations to the beneficiary of such Letter of Credit in respect of crude oil purchased or received on or prior to such day or in respect of crude oil Borrower is then obligated to purchase or receive or has then nominated to purchase or receive.

     "Percentage Share" means, with respect to any Lender (a) when used in Sections 2.1, 2.2 or 2.12, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on the Lender Schedule hereto, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender's Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.9(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.9(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

     "Permitted Debt Limit" means on any day the sum of (a) the Indebtedness with respect to the Loans and Letters of Credit which on such day can be incurred as "Permitted Marketing Obligations", "Permitted Contango Transactions Obligations" or "Permitted Refinancing Indebtedness" as defined in the Resources Indentures plus (b) any Indebtedness which is permitted to be incurred on such day under clause (ix) of the definition of "Permitted Indebtedness" as defined in the Resources Indentures plus (c) any Indebtedness which is permitted to be incurred under the first clause of Section 4.09 of the Resources Indentures.

     "Permitted Inventory Liens" means any Lien, and the amount of any Liability secured thereby, on crude oil inventory which would be a Permitted Lien under
Section 7.2(d).

     "Permitted Investments" means (a) Cash Equivalents, (b) Investments by Borrower in any of its wholly owned Subsidiaries which is a Guarantor, (c) any Investment by a Subsidiary of Borrower in Borrower or in any wholly owned Subsidiary of Borrower which is a Guarantor, and (d) advances to Resources or any of its Subsidiaries (other than a PAAI Company).

     "Permitted Lien" has the meaning given to such term in Section 7.2.

     "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Tribunal, or any other legally recognizable entity.

     "Plains Terminal" means either the storage terminal in Cushing, Oklahoma owned by PTTC or the storage terminal owned by Plains Ingleside, Inc.

     "PTTC" means Plains Terminal & Transfer Corporation, a Delaware corporation.

     "Qualified Inventory Purchases" means (i) purchases of crude oil for physical storage at a Plains Terminal or in transit in pipelines Currently Approved by Majority Lenders which constitutes Hedged Eligible Inventory and
(ii) purchases of crude oil designated as working inventory at a Plains Terminal and line fill in pipelines Currently Approved by Majority Lenders.

     "Refinancing Loans" means Loans to repay or extend an outstanding Loan.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

     "Reserve Requirement" means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

     "Resources" means Plains Resources Inc., a Delaware corporation.

     "Resources Credit Agreement" means that certain Fourth Amended and Restated Credit Agreement dated as of May 22, 1998 by and among Resources, ING (U.S.) Capital Corporation, as agent, and the lenders party thereto, as such credit agreement may be amended, modified or restated from time to time, and each other credit agreement to which Resources is a party replacing such credit agreement in whole or in part.

     "Resources Default Threshold" means $2,500,000 in the aggregate; provided however, that if Indebtedness is outstanding or there are commitments in effect under the Resources Credit Agreement and the Resources Credit Agreement permits Resources to be in default in the payment of any principal or interest with respect to any Indebtedness in an aggregate amount greater than $2,500,000 without causing a default or event of default under the Resources Credit Agreement, the Resources Default Threshold shall be such greater amount, but in no event will the Resources Default Threshold exceed $5,000,000.

     "Resources Indentures" means those certain Indentures dated March 15, 1996 and July 21, 1997, each such Indenture being among Resources, the Subsidiary Guarantors named therein and Texas Commerce Bank (now known as Chase Bank of Texas, National Association), Trustee.

     "Resources Letter of Credit Availability" means the unfunded amount available on an unconditional basis under a letter of credit in such form, with such expiry date and by such issuer as shall be satisfactory to Majority Lenders, naming as the beneficiary Administrative Agent, under which Resources is the account party.

     "Restricted Person" means any of Borrower, each Subsidiary of Borrower and each Guarantor (other than Resources).

     "S&P" means Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or its successor.

     "Security Documents" means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Guarantor or Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Guarantor's or Restricted Person's other duties and obligations under the Loan Documents.

     "Security Schedule" means Schedule 3 hereto.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned more than fifty percent by such Person.

     "Surety Letter of Credit" means a Letter of Credit issued to support, or in lieu of an obligation to deliver, a surety bond or similar obligation.

     "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or
(ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under
Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under
Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

     "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

     "Type" means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

     "UCC" means the Uniform Commercial Code as in effect in the State of New York.

      Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

      Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

      Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

      Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

                  ARTICLE II - The Loans and Letters of Credit

      Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender's "Loans") upon Borrower's request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, (b) after giving effect to such loans, the aggregate principal amount of outstanding Loans will not exceed $40,000,000, (c) after giving effect to such Loans, the Facility Usage does not exceed the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base determined as of the date on which the requested Loans are to be made and (d) such Loans can be incurred pursuant to the Permitted Debt Limit at the time the requested Loans are to be made. The aggregate amount of all Loans in any Borrowing must be equal to $2,000,000 or any higher integral multiple of $250,000. Borrower may have no more than five Borrowings of Eurodollar Loans outstanding at any time. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the last day of the Commitment Period. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

      Section 2.2. Requests for New Loans. Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be made by Lenders. Each such notice constitutes a "Borrowing Notice" hereunder and must:

          (a) specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

          (b) be received by Administrative Agent not later than 11:00 a.m., Boston, Massachusetts time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the "Borrowing Notice" attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent's office in Boston, Massachusetts the amount of such Lender's Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to Administrative Agent such Lender's new Loan, Administrative Agent may in its discretion assume that such Lender has made such Loan available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower. If and to the extent such Lender shall not so make its new Loan available to Administrative Agent, such Lender and Borrower severally agree to pay or repay to Administrative Agent within three days after demand the amount of such Loan together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is paid or repaid to Administrative Agent, with interest at (i) the Federal Funds Rate, if such Lender is making such payment and (ii) the interest rate applicable at the time to the other new Loans made on such date, if Borrower is making such repayment. If neither such Lender nor Borrower pays or repays to Administrative Agent such amount within such three-day period, Administrative Agent shall be entitled to recover from Borrower, on demand, in lieu of interest provided for in the preceding sentence, interest thereon at the Default Rate, calculated from the date such amount was made available to Borrower. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

      Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than five Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a "Continuation/Conversion Notice" hereunder and must:

          (a) specify the existing Loans which are to be Continued or Converted;

          (b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such

     Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

          (c) be received by Administrative Agent not later than 11:00 a.m., Boston, Massachusetts time, on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the "Continuation/Conversion Notice" attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

      Section 2.4. Use of Proceeds. Borrower shall use the proceeds of all Loans to make Qualified Inventory Purchases and to refinance Matured LC Obligations. In no event shall any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

      Section 2.5. Optional Prepayments of Loans. Borrower may, upon five Business Days' notice to Administrative Agent (and Administrative Agent will promptly give notice to the other Lenders) each Lender, from time to time and without premium or penalty prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the

Loans equals $2,000,000 or any higher integral multiple of $250,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

      Section 2.6. Mandatory Prepayments. If at any time the Facility Usage exceeds the Borrowing Base (whether due to a reduction in the Borrowing Base in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans in an amount at least equal to such excess. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

      Section 2.7. Letters of Credit. Subject to the terms and conditions hereof, Borrower may during the Commitment Period request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit, provided that:

          (a) after taking such Letter of Credit into account (i) the Facility Usage does not exceed the lesser of (A) the Maximum Facility Amount at such time or (B) the Borrowing Base at such time and (ii) such Letter of Credit can be incurred by Borrower pursuant to the Permitted Debt Limit at such time;

          (b) the expiration date of such Letter of Credit is prior to the earlier of (i) 70 days (or 100 days, if the beneficiary thereof is Exxon Company U.S.A.) after the date of issuance of such Letter of Credit (or 180 days after the date of issuance in the case of a Surety Letter of Credit) or (ii) 30 days prior to the end of the Commitment Period;

          (c) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

          (d) either (i) such Letter of Credit is related to the purchase or exchange by Borrower of crude oil and is in the Form of Exhibit D-1 or D-2 hereto or such other form and terms as shall be acceptable to LC Issuer in its sole and absolute discretion and Currently Approved by Majority Lenders, or (ii) such Letter of Credit is a Surety Letter of Credit and after taking such Letter of Credit into account the aggregate amount of LC Obligations in respect to all Surety Letters of Credit does not exceed $1,000,000; and

          (e) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through
(e) (in the following Section 2.8 called the "LC Conditions") have been met as of the date of issuance of such Letter of Credit. The letters of credit outstanding as of the date hereof issued by BankBoston, N.A. under the Existing Credit Documents as set forth on Schedule 5 attached hereto shall be deemed to be Letters of Credit issued hereunder as of the date hereof; Borrower hereby represents and warrants that the LC Conditions have been met as of the date hereof with respect to each such Letter of Credit.

      Section 2.8. Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least two Business Days before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.7 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form and substance of Exhibit E, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower). If all LC Conditions for a Letter of Credit have been met as described in Section 2.7 on any Business Day before 11:00 a.m, Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer's office in Boston, Massachusetts. If the LC Conditions are met as described in Section 2.7 on any Business Day on or after 11:00 a.m, Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer's office in Boston, Massachusetts. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

      Section 2.9.  Reimbursement and Participations.

     (a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer's order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the Base Rate to and including the second Business Day after the Matured LC Obligation is incurred and (ii) at the Default Rate on each day thereafter.

     (b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer's payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

     (c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and -- to induce LC Issuer to issue Letters of Credit hereunder -- each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender's own account and risk an undivided interest equal to such Lender's Percentage Share of LC Issuer's obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer's address for notices hereunder, such Lender's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender's obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate.

     (d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender's Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer's demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

     (e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

      Section 2.10.  No Duty to Inquire.

     (a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY

WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     (b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer's correspondents, or any Lender Party in accordance with such extension, increase or other modification.

     (c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

      Section 2.11.  LC Collateral.

     (a) LC Obligations in Excess of Borrowing Base. If, after the making of all mandatory prepayments required under Section 2.6, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans Borrower will immediately pay to LC Issuer an amount equal to such excess. LC Issuer will hold such amount as collateral security for the remaining LC Obligations (all such amounts held as collateral security for LC Obligations being herein collectively called "LC Collateral") and the other Obligations, and such collateral may be applied from time to time to pay Matured LC Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

     (b) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless all Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by all Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding.

     (c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower's reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. Borrower hereby assigns and grants to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

     (d) Payment of LC Collateral. When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer or Administrative Agent may provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments, and LC Issuer or Administrative Agent will give notice thereof to Borrower promptly after such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

      Section 2.12.  Interest Rates and Fees; Reduction in Commitment.

     (a) Interest Rates. Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate in effect on such day and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day. During a Default Rate Period, all Loans shall bear interest on each day outstanding at the Default Rate. If an Event of Default based upon Section 8.1(a), Section 8.1(b) or, with respect to Borrower, based upon Section 8.1(i)(i), (i)(ii) or (i)(iii) exists and the Loans are not bearing interest at the Default Rate, the past due principal and past due interest shall bear interest on each day outstanding at the Default Rate. The interest rate shall change whenever the applicable Base Rate, the Adjusted Eurodollar Rate or the Eurodollar Rate Margin changes. In no event shall the interest rate on any Loan exceed the Highest Lawful Rate.

     (b) Commitment Fees. In consideration of each Lender's commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying a rate of one-fourth of one percent (.25%) per annum to such Lender's Percentage Share of the unused portion of the Maximum Facility Amount on each day during the Commitment Period, determined for each such day by deducting from the amount of the Maximum Facility Amount at the end of such day the Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period. Borrower shall have the right from time to time to permanently reduce the Maximum Facility Amount, provided that (i) notice of such reduction is given not less than 2 business Days prior to such reduction, (ii) the resulting Maximum Facility Amount is not less than the Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $500,000 and in multiples of $100,000 in excess thereof.

     (c) Letter of Credit Fees. In consideration of LC Issuer's issuance of any Letter of Credit, Borrower agrees to pay (i) to Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit fee at a rate equal to one percent (1%) per annum, and (ii) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-tenth of one percent (.10%) per annum. Each such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable monthly in arrears on the last day of each month. In addition, Borrower will pay to LC Issuer a minimum administrative issuance fee of $100 for each Letter of Credit and such other fees and charges customarily charged by the LC Issuer in respect of any amendment or negotiation of any Letter of Credit in accordance with the LC Issuer's published schedule of such charges as of the date of such amendment or negotiation.

     (d) Administrative Agent's Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in a letter agreement of even date herewith between Administrative Agent and Borrower.

      Section 2.13. Borrowing Base Reporting. The Borrowing Base Reports are subject to the procedures set forth on Schedule 6.


                       ARTICLE III - Payments to Lenders

      Section 3.1. General Procedures. Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than noon, Boston, Massachusetts time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Administrative Agent's Note. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:

          (a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

          (b) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

          (c) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

          (d)  last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections
2.5 and 2.6.  All distributions of amounts described in any of subsections (b),
(c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.9(c) or to Administrative Agent under Section 9.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

      Section 3.2. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Party, then, within five Business Days after demand by such Lender Party, Borrower will pay to Administrative Agent for the benefit of such Lender Party, from time to time as specified by such Lender Party, such additional amount or amounts which such Lender Party shall determine to be appropriate to compensate such Lender Party or any corporation controlling such Lender Party in light of such circumstances, to the extent that such Lender Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender Party's Loans, Letters of Credit, participations in Letters of Credit or commitments under this Agreement.

      Section 3.3. Increased Cost of Eurodollar Loans or Letters of Credit. If any applicable Law (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):

          (a) shall change the basis of taxation of payments to any Lender Party of any principal, interest, or other amounts attributable to any Eurodollar Loan or Letter of Credit or otherwise due under this Agreement in respect of any Eurodollar Loan or Letter of Credit (other than taxes imposed on, or measured by, the overall net income of such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located); or

          (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Loan or any Letter of Credit (excluding those for which such Lender Party is fully compensated pursuant to adjustments made in the definition of Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or

          (c) shall impose on any Lender Party or the interbank eurocurrency deposit market any other condition affecting any Eurodollar Loan or Letter of Credit, the result of which is to increase the cost to any Lender Party of funding or maintaining any Eurodollar Loan or of issuing any Letter of Credit or to reduce the amount of any sum receivable by any Lender Party in respect of any Eurodollar Loan or Letter of Credit by an amount deemed by such Lender Party to be material, then such Lender Party shall promptly notify Administrative Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall, within five Business Days after demand therefor by such Lender Party, pay such amount to Administrative Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days' notice, to Convert all (but not less than all) of any such Eurodollar Loans into Base Rate Loans.

      Section 3.4. Notice; Change of Applicable Lending Office. A Lender Party shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender Party to compensation under Section 3.2, 3.3 or
3.5 hereof above as promptly as practicable, but in any event within 90 days, after such Lender Party obtains actual knowledge thereof; provided, that (i) if such Lender Party fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Lender Party shall, with respect to compensation payable pursuant to Section 3.2, 3.3 or 3.5 in respect of any costs resulting from such event, only be entitled to payment under Section 3.2, 3.3 or
3.5 hereof for costs incurred from and after the date 90 days prior to the date that such Lender Party does give such notice and (ii) such Lender Party will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party, except that such Lender Party shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender Party will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender Party for compensation under Section 3.2, 3.3 or 3.5 hereof.

      Section 3.5. Availability. If (a) any change in applicable Laws, or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender Party to fund or maintain Eurodollar Loans or to issue or participate in Letters of Credit, or shall materially restrict the authority of any Lender Party to purchase or take offshore deposits of dollars (i.e., "eurodollars"), or
(b) any Lender Party determines that matching deposits appropriate to fund or maintain any Eurodollar Loan are not available to it, or (c) any Lender Party determines that the formula for calculating the Eurodollar Rate does not fairly reflect the cost to such Lender Party of making or maintaining loans based on such rate, then, upon notice by such Lender Party to Borrower and Administrative Agent, Borrower's right to elect Eurodollar Loans from such Lender Party (or, if applicable, to obtain Letters of Credit) shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Eurodollar Loans of such Lender Party which are then outstanding or are then the subject of any Borrowing Notice and which cannot lawfully or practicably be maintained or funded shall immediately become or remain, or shall be funded as, Base Rate Loans of such Lender Party. Borrower agrees to indemnify each Lender Party and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in Law, interpretation or administration. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

      Section 3.6. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether or not authorized or required hereunder) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether or not required hereunder, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, or (d) any Conversion (whether or not authorized or required hereunder) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

      Section 3.7.  Reimbursable Taxes.  Borrower covenants and agrees that:

          (a) Borrower will indemnify each Lender Party against and reimburse each Lender Party for all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Eurodollar Loans or Letters of Credit (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of Administrative Agent or such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

          (b) All payments on account of the principal of, and interest on, each Lender Party's Loans and Note, and all other amounts payable by Borrower to any Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower being compelled by Law to make any such deduction or withholding from any payment to any Lender Party, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.

          (c) If Borrower is ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days' notice, to Convert all (but not less than all) of any such Eurodollar Loan into a Base Rate Loan, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes.

          (d) Notwithstanding the foregoing provisions of this section, Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of any Lender Party, other than a Lender Party (i) who is a U.S. person for Federal income tax purposes or
     (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax. As used in this section, "Prescribed Forms" means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Lender Party providing the forms or statements, (y) the Internal Revenue Code of 1986, as amended from time to time, or (z) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.

     Section 3.8 Replacement of Lenders. If any Lender Party seeks reimbursement for increased costs under Sections 3.2 through 3.7, then within ninety days thereafter -- provided no Event of Default then exists -- Borrower shall have the right (unless such Lender Party withdraws its request for additional compensation) to replace such Lender Party by requiring such Lender Party to assign its Loans and Notes and its commitments hereunder to an Eligible Transferee reasonably acceptable to Administrative Agent and to Borrower, provided that: (i) all Obligations of Borrower owing to such Lender Party being replaced (including such increased costs, but excluding principal and accrued interest on the Notes being assigned) shall be paid in full to such Lender Party concurrently with such assignment, and (ii) the replacement Eligible Transferee shall purchase the Note being assigned by paying to such Lender Party a price equal to the principal amount thereof plus accrued and unpaid interest and accrued and unpaid commitment fees thereon. In connection with any such assignment Borrower, Administrative Agent, such Lender Party and the replacement Eligible Transferee shall otherwise comply with Section 10.5. Notwithstanding the foregoing rights of Borrower under this section, however, Borrower may not replace any Lender Party which seeks reimbursement for increased costs under
Section 3.2 through 3.7 unless Borrower is at the same time replacing all Lender Parties which are then seeking such compensation.


                  ARTICLE IV - Conditions Precedent to Credit

      Section 4.1. Documents to be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit unless Administrative Agent shall have received all of the following, at Administrative Agent's office in Boston, Massachusetts, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

          (a) This Agreement and any other documents that Lenders are to execute in connection herewith.

          (b)  Each Note.

          (c)  Each Security Document listed in the Security Schedule.

          (d)  Certain certificates of Borrower including:

               (i) An "Omnibus Certificate" of the secretary and of the president of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of Borrower's state of organization, and (3) a copy of any bylaws of Borrower; and

               (ii) A certificate of the president and of the chief financial officer of Borrower, of even date with such Loan or such Letter of Credit, regarding satisfaction of the conditions set out in subsections (a) and (b) of Section 4.2 and subsections (a), (b), (c) and (d) of Section 4.3 in the form of hereto.

          (e) A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of Borrower's good standing and due qualification to do business, issued by appropriate officials in any states in which Borrower owns property subject to Security Documents.

          (f)  Documents similar to those specified in subsections (d)(i) and
     (e) of this section with respect to each Guarantor and the execution by it of its guaranty of Borrower's Obligations.

          (g) A favorable opinion of Michael Patterson, Esq., General Counsel for Restricted Persons, substantially in the form set forth in Exhibit G-1, and Fulbright & Jaworski L.L.P., special Texas and New York counsel to Restricted Persons, substantially in the form set forth in Exhibit G-2.

          (h) The Initial Financial Statements.

          (i) Certificates or binders evidencing Restricted Persons' insurance in effect on the date hereof.

          (j) A certificate signed by the chief executive officer of Borrower in form and detail acceptable to Administrative Agent confirming the insurance that is in effect as of the date hereof and certifying that such insurance is customary for the businesses conducted by Restricted Persons and is in compliance with the requirements of this Agreement.

          (k) Payment of all commitment, facility, agency and other fees required to be paid to any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

          (l) Documents (i) confirming the payment in full of all Indebtedness under the Existing Credit Documents and the transfer to this Agreement of any outstanding letters of credit under the Existing Credit Documents, (ii) releasing and terminating all Liens on any Restricted Person's property securing such Indebtedness (or assigning such Liens to Administrative Agent for the benefit of Lenders, and (iii) terminating the credit facility under the Existing Credit Documents.

      Section 4.2. Additional Conditions to Initial Credit. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit unless the following conditions precedent have been satisfied:

          (a) PAAI shall have consummated all of the transactions contemplated under the Acquisition Documents, in compliance with the terms and conditions thereof, in form and substance satisfactory to Administrative Agent.

          (b) All conditions precedent to the initial Loans under the Credit Agreement of even date herewith among PAAI, ING (U.S.) Capital Corporation, as administrative agent, and the Lenders Parties named therein have been satisfied.

          (c) Borrower shall have delivered to Administrative Agent (i) a Consolidated balance sheet for Borrower and its Subsidiaries and (ii) a proforma Consolidated balance sheet for Borrower and its Subsidiaries reflecting any transactions with PAAI and its Subsidiaries to be entered into on or about the time of the closing of the transactions under the Acquisition Documents, in each case as of a date not more than 60 days prior to such first Loan and first Letter of Credit, certified by the chief financial officer of Borrower, reflecting compliance with each event specified in Section 4.4 and Section 7.8 through 7.13, inclusive.

          (d) The Borrowing Base as of the date of such first Loan and first Letter of Credit shall be at least $5,000,000 more than the initial Facility Usage on such date after giving effects to the Loans and Letters of Credit requested for such date, and Borrower shall have delivered to the Administrative Agent a Borrowing Base Report in reasonable detail demonstrating compliance with this requirement.

          (e) The Administrative Agent shall have conducted a commercial finance exam of the Company, the results of which shall be reasonably satisfactory to Lenders.

          (f) Borrower shall have entered into (i) the Service and Exchange Agreement with Celeron Gathering Corporation in the form of Exhibit L, (ii) the Agreement for the Allocation of Taxes in the form of Exhibit M and
     (iii) the Netting Agreement with Resources and Borrower's other Affiliates in the form of Exhibit N (collectively the "Affiliate Agreements").

      Section 4.3. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

          (a) All representations and warranties made by any Restricted Person in any Loan Document shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders.

          (b) No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

          (c) Each Financial Condition shall be true on the date of such Loan or the date of issuance of such Letter of Credit.

          (d) No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could cause a Material Adverse Change to, Borrower's Consolidated financial condition or businesses since the date of the Initial Financial Statements.

          (e) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

          (f) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

          (g) Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to
     (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (ii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

      Section 4.4. Financial Conditions. Each of the following events constitutes a "Financial Condition" under this Agreement:

     (a) Net Worth. The sum of (i) Consolidated Net Worth plus (ii) the Resources Letter of Credit Availability will not be less than the sum of (A) $13,000,000 plus (B) fifty percent (50%) of the Consolidated Net Income (if positive) for each Fiscal Quarter from and after March 31, 1998 to and including Fiscal Quarter ending on, or most recently ended prior to, such day.

     (b) Working Capital Leverage Ratio. The ratio of (i) the sum of Borrower's Consolidated current liabilities (excluding Affiliate Payables) plus LC Obligations (other than in respect of undrawn Letters of Credit issued to support existing or future accounts payable which are or will be included in such Consolidated current liabilities) plus Affiliate Net Payables to (ii) the sum of the Resources Letter of Credit Availability plus the remainder of (A) Borrower's Consolidated current assets (excluding Affiliate Receivables) minus
(B) Borrower's Consolidated current liabilities (excluding Affiliate Payables but including Affiliate Net Payables) will not be greater than 9.0 to 1.0.

     (c)  Leverage Ratio.  The ratio of (i) Consolidated Total Liabilities to
(ii) the sum of Consolidated Net Worth plus the Resources Letter of Credit Availability will not be greater than 7.0 to 1.0.

     (d) Positive Working Capital. The Consolidated Working Capital Ratio will not be less than 1.0 to 1.0.


                   ARTICLE V - Representations and Warranties

     To confirm each Lender's understanding concerning Restricted Persons and Restricted Persons' businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:

      Section 5.1. No Default. No Restricted Person is in default in the performance of any of the covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.

      Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.
Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify would not cause a Material Adverse Change. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures necessary except where the failure to so qualify would not cause a Material Adverse Change.

      Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

      Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of any Restricted Person or any of its Affiliates, or
(3) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person or any of its Affiliates, (ii result in the acceleration of any Indebtedness owed by any Restricted Person, or any of its Affiliates, or (ii result in or require the creation of any Lien upon any assets or properties of any Restricted Person or any of its Affiliates except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

      Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights.

      Section 5.6. Initial Financial Statements. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Resources' Consolidated and Borrower's Consolidated financial positions, respectively, at the respective dates thereof and the Consolidated results of Resources' and Borrower's operations and Consolidated cash flows, respectively, for the respective periods thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in the quarterly Initial Financial Statements or in the Disclosure Schedule. All Initial Financial Statements were prepared in accordance with GAAP.

      Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower's Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule. Except as shown in the Initial Financial Statements or disclosed in the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could cause a Material Adverse Change.

      Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made. All written information furnished after the date hereof by or on behalf of any Restricted Person to Administrative Agent or any Lender Party in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing which could cause a Material Adverse Change.

      Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person before any Tribunal which could cause a Material Adverse Change, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person's stockholders, partners, directors or officers which could cause a Material Adverse Change.

      Section 5.10. Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Change.

      Section 5.11. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no "accumulated funding deficiency" (as defined in Section 412(a) of the Code exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than $500,000.

      Section 5.12. Compliance with Laws. Except as set forth in the Disclosure Schedule, each Restricted Person is conducting its businesses in compliance with all applicable Laws, including Environmental Laws, and has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization could not cause a Material Adverse Change. Each Restricted Person is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law, including applicable Environmental Law, or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not cause a Material Adverse Change.

      Section 5.13. Environmental Laws. As used in this section: "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List of the Environmental Protection Agency, and "Release" has the meaning given such term in 42 U.S.C. (S) 9601(22). Without limiting the provisions of Section 5.12 and except as set forth in the Disclosure Schedule:

     (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Tribunal or any other Person with respect to (i) any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Materials in any material amount, either by any Restricted Person or on any property owned by any Restricted Person, (ii) any material remedial action which might be needed to respond to any such alleged generation, treatment, storage, recycling, transportation, disposal, or Release, or (iii) any alleged failure in any material respect by any Restricted Person to have any permit, license or authorization required in connection with the conduct of its business or with respect to any such generation, treatment, storage, recycling, transportation, disposal, or Release.

     (b) No Restricted Person otherwise has any known material contingent liability in connection with any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Materials.

     (c) No Restricted Person has handled any Hazardous Materials, other than as a generator, on any properties now or previously owned or leased by any Restricted Person to an extent that such handling has caused, or could cause, a Material Adverse Change.

     (d) Except to the extent that the following in the aggregate has not caused and could not cause a Material Adverse Change:

     (i) no PCBs are or have been present at any properties now or previously owned or leased by any Restricted Person;

     (ii) no asbestos is or has been present at any properties now or previously owned or leased by any Restricted Person;

     (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any properties now or previously owned or leased by any Restricted Person; and

     (iv) no Hazardous Materials have been Released at, on or under any properties now or previously owned or leased by any Restricted Person.

     (e) No Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS, or listed on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted

Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

     (f) No Hazardous Material generated by any Restricted Person has been recycled, treated, stored, disposed of or released by any Restricted Person at any location other than those listed in Disclosure Schedule.

     (g) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of any Restricted Person (and to the best knowledge of Borrower, no such notification has been filed with respect to any Restricted Person by any other Person), and no property now or previously owned or leased by any Restricted Person is listed or proposed for listing on the National Priority list promulgated pursuant to CERCLA, in CERCLIS, or on any similar state list of sites requiring investigation or clean-up.

     (h) There are no Liens arising under or pursuant to any Environmental Laws on any of the real properties or properties owned or leased by any Restricted Person, and no government actions of which Borrower is aware have been taken or are in process which could subject any of such properties to such Liens; nor would any Restricted Person be required to place any notice or restriction relating to the presence of Hazardous Materials at any properties owned by it in any deed to such properties.

     (i) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of any Restricted Person in relation to any properties or facility now or previously owned or leased by any Restricted Person which have not been made available to Administrative Agent.

      Section 5.14. Names and Places of Business. No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of Borrower set out in Section
10.3. Except as indicated in the Disclosure Schedule, no Restricted Person has any other office or place of business.

      Section 5.15. Borrower's Subsidiaries. Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in the Disclosure Schedule. Neither Borrower nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule. Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in the Disclosure Schedule.

      Section 5.16. Title to Properties; Licenses. Each Restricted Person has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person's business. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

      Section 5.17. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

      Section 5.18. Insider. No Restricted Person, nor any Person having "control" (as that term is defined in 12 U.S.C. (S) 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a "director" or an "executive officer" or "principal shareholder" (as those terms are defined in 12 U.S.C. (S) 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

      Section 5.19. Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, Borrower and each Guarantor will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

      Section 5.20. Credit Arrangements. The Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guaranty or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guaranty by, any Restricted Person, or to which any Restricted Person is subject, other than the Loan Documents, and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in the Disclosure Schedule. No Restricted Person is subject to any restriction under any credit agreement, loan agreement, indenture, purchase agreement, guaranty or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guaranty by, any Affiliate other than the Resources Indenture.

      Section 5.21. Year 2000.

     (a) Borrower and Resources have (i) begun analyzing the operations of Restricted Persons and their Subsidiaries and Affiliates that could be adversely affected by failure to be become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower and Resources reasonably believe that Restricted Persons and their Affiliates will become Year 2000 compliant for their operations on a timely basis except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change.

     (b) Borrower and Resources reasonably believe any suppliers and vendors that are material to the operations of Borrower or its Subsidiaries and Affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change.


                 ARTICLE VI - Affirmative Covenants of Borrower

     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

      Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Loan Documents to which it is a party.

      Section 6.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Borrower's expense:

          (a)  As soon as available, and in any event within one hundred twenty
     (120) days after the end of each Fiscal Year (i) complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by PriceWaterhouse Coopers, or other independent certified public accountants selected by Borrower and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared and (ii) supporting unaudited consolidating balance sheets and statements of income of Borrower. These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within one hundred twenty (120) days after the end of each Fiscal Year Borrower will furnish a certificate signed by such accountants (i) stating that they have read this Agreement,
     (ii) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the Financial Conditions and requirements of Sections 7.8 through 7.11, inclusive, and (iii) further stating that in making their examination and reporting on the Consolidated financial statements described above they obtained no knowledge of any Default existing at the end of such Fiscal Year, or, if they did so conclude that a Default existed, specifying its nature and period of existence.

          (b) As soon as available, and in any event within thirty-five (35) days after the end of each month, other than the last month of a Fiscal Year (i) Borrower's Consolidated balance sheet as of the end of such month and Consolidated statements of Borrower's earnings and cash flows for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (ii) unaudited supporting consolidating balance sheets and statements of income of Borrower, all in reasonable detail and prepared in accordance with GAAP (but without footnotes), subject to changes resulting from normal year-end adjustments, and as soon as available, and in any event within thirty-five (35) days after the end of the last month of each Fiscal Year, Borrower's unaudited Consolidated balance sheet as of the end of such month and income statement for such month and for the period from the beginning of the current Fiscal Year to the end of such month. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit F signed by the chief financial officer or the principal accounting officer of Borrower stating that such financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such month with the Financial Conditions and requirements of Sections 7.8 through 7.11, inclusive and stating that no Default exists at the end of such month or at the time of such certificate or specifying the nature and period of existence of any such Default.

          (c) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of Resources together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by Price Waterhouse, or other independent certified public accountants selected by Resources and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

          (d) As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year Resources' Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Resources' earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

          (e) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Resources to its stockholders and all registration statements, periodic reports and other statements and schedules filed by Resources with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

          (f) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, a business and financial plan for Borrower in form reasonably satisfactory to Administrative Agent, prepared by a senior financial officer thereof, setting forth for the first year thereof, quarterly financial projections and budgets for Borrower, and thereafter yearly financial projections and budgets during the Commitment Period.

          (g) On the twenty-sixth (26th) day of each calendar month, a Borrowing Base Report in the form of Exhibit H duly completed by an authorized officer of Borrower and conforming with the requirements of
     Section 2.13.

          (h) On the twenty-sixth (26th) day of each calendar month, a Borrowing Base Report in the form of Exhibit H duly completed by an authorized officer of Borrower and including a statement reconciliating such report with the Borrowing Base Report delivered on the 26th day of the preceding calendar month.

          (i) As soon as available, and in any event within thirty-five (35) days after the end of each calendar month, a report setting forth for such month aggregate volumes and margins for all marketing activities of Borrower and its Subsidiaries.

          (j) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year, Borrower at its own cost and expense shall deliver to Administrative Agent an environmental compliance certificate signed by the president or chief executive officer of Borrower in the form attached hereto as Exhibit I. Further, if requested by Administrative Agent, Borrower shall permit and cooperate with an environmental and safety review made in connection with the operations of Borrower's properties one time during each Fiscal Year beginning with the Fiscal Year 1999, by Pilko & Associates, Inc. or other consultants selected by Administrative Agent which review shall, if requested by Administrative Agent, be arranged and supervised by environmental legal counsel for Administrative Agent, all at Borrower's cost and expense. The consultant shall render a verbal or written report, as specified by Administrative Agent, based upon such review at Borrower's cost and expense and a copy thereof will be provided to Borrower.

          (k) Concurrently with the annual renewal of Borrower's insurance policies, Borrower shall at its own cost and expense, if requested by Administrative Agent in writing, cause a certificate or report to be issued by Administrative Agent's professional insurance consultants or other insurance consultants satisfactory to Administrative Agent certifying that Borrower's insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents.

      Section 6.3. Other Information and Inspections. In each case subject to the last sentence of this Section 6.3, each Restricted Person will furnish to each Lender any information which

Administrative Agent or any Lender may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Restricted Persons' businesses and operations. In each case subject to the last sentence of this Section 6.3, each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to Borrower, its representatives. Each of the foregoing inspections shall be made subject to compliance with applicable safety standards and the same conditions applicable to any Restricted Person in respect of property of that Restricted Person on the premises of Persons other than a Restricted Person or an Affiliate of a Restricted Person, and all information, books and records furnished or requested to be furnished, or of which copies, photocopies or photographs are made or requested to be made, all information to be investigated or verified and all discussions conducted with any officer, employee or representative of any Restricted Person shall be subject to any applicable attorney-client privilege exceptions which the Restricted Person determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between any Restricted Person and Persons other than a Restricted Person or an Affiliate of a Restricted Person and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 10.6 of this Agreement.

      Section 6.4. Notice of Material Events and Change of Address. Borrower will notify each Lender Party, not later than five (5) Business Days after any executive officer of Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

          (a)  the occurrence of any Material Adverse Change,

          (b)  the occurrence of any Default,

          (c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change,

          (d)  the occurrence of any Termination Event,

          (e)   the failure to comply on any day with any Financial Condition,

          (f) any claim of $1,000,000 or more, any notice of potential liability under any Environmental Laws which might be reasonably likely to exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person's properties taken as a whole, and

          (g) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could cause a Material Adverse Change.

Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, Termination Event or failure to comply with any Financial Condition, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify Administrative Agent and Administrative Agent's counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

     Borrower will promptly notify Administrative Agent in the event Borrower determines that any computer application which is material to the operations of Borrower, its Subsidiaries, its Affiliates or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change.

      Section 6.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) and in compliance with all applicable Laws, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

      Section 6.6. Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Change.

      Section 6.7. Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions;
(b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) within one hundred twenty (120) days after the date such goods are delivered or such services are rendered, pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor which are required by GAAP.

      Section 6.8. Insurance. Each Restricted Person shall at all times maintain insurance for its property in accordance with the Insurance Schedule which insurance shall be by financially sound and reputable insurers. Borrower will maintain any additional insurance coverage as described in the respective Security Documents. Upon demand by Administrative Agent any insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without fifteen days prior notice to Administrative Agent, and (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require. Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers. Without limiting the foregoing, each Restricted Person shall at all time maintain liability insurance in accordance with the Insurance Schedule.

      Section 6.9. Performance on Borrower's Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same after notice of such payment by Administrative Agent is given to Borrower. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

      Section 6.10. Interest. Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

      Section 6.11. Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, and franchise, and each material agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto.

      Section 6.12.  Environmental Matters; Environmental Reviews.

     (a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

     (b) Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Borrower, or of which it has notice, pending or threatened against Borrower, the potential liability of which exceeds $1,000,000 or would cause a Material Adverse Change if resolved adversely against Borrower, by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

     (c) Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds $1,000,000 or would cause a Material Adverse Change if resolved adversely against Borrower.

      Section 6.13.  Evidence of Compliance.  Subject to the last sentence of
Section 6.3, each Restricted Person will furnish to each Lender at such Restricted Person's or Borrower's expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

      Section 6.14. Agreement to Deliver Security Documents. Borrower agrees to deliver and to cause each other Restricted Person to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by any Restricted Person.

      Section 6.15. Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver, and will cause each other Restricted Person from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Restricted Persons in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

      Section 6.16. Bank Accounts; Offset. To secure the repayment of the Obligations Borrower hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, and
(c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit. At any time and from time to time during the continuance of any Event of Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

      Section 6.17. Guaranties of Borrower's Subsidiaries. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

     Section 6.18. Compliance with Agreements. Each Restricted Person shall observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower or to Borrower and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument.


                  ARTICLE VII - Negative Covenants of Borrower

     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

      Section 7.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

     (a)  the Obligations.

     (b) unsecured Indebtedness owed by a Restricted Person to (i) another Restricted Person or (ii) Resources, in either case arising in the ordinary course of business.

     (c) Indebtedness arising under Hedging Contracts provided that: (i) all such contracts are entered into with the purpose and effect of fixing prices on crude oil (A) purchased or under contract for purchase by a Restricted Person for which such Restricted Person does not have a contract to sell at a fixed price or (B) sold by a Restricted Person for which such Restricted Person does not have a contract to purchase at a fixed price, in each case entered into the ordinary course of its marketing businesses; and (ii no such contract has a term of more than 12 months from the date of its making (or most recent renewal).

     (d)  Guaranties of the Indebtedness under the Resources Credit Agreement.

     (e)  Guaranties of Indebtedness under the Resources Indentures.

     (f) Liabilities with respect to obligations to deliver crude oil or to render terminaling or storage services in consideration for advance payments to a Restricted Person provided such delivery or rendering, as applicable, is to be made within 60 days after such payment.

     (g) Operating leases, provided that the annual rentals and other obligations thereunder in the aggregate do not exceed $500,000.

     (h) Indebtedness existing on the date of this Agreement and listed on the Disclosure Schedule.

     (i) Indebtedness incurred by PTTC (i) to pay or refinance the cost of acquisition, expansion and/or construction incurred after the date of this Agreement (or prior to the date of this Agreement and listed on the Disclosure Schedule) of new facilities to be owned and operated by PTTC, which facilities are completed or placed in operation (whichever is later) after the date of this Agreement, provided that the principal amount of such Indebtedness does not exceed the aggregate amount of such costs, and (ii) for renewals, extensions and refinancing of such Indebtedness, provided that each such renewal, extension or refinancing is not in excess of such principal amount.

     (j) other Indebtedness not to exceed the aggregate principal amount of $1,000,000 at any one time.

      Section 7.2. Limitation on Liens. No Restricted Person will create, assume or permit to exist (i) any Lien upon any Collateral except (A) Permitted Inventory Liens, (B) Liens created pursuant to the Security Documents, (C) statutory Liens in respect of First Purchase Crude Payables, (D) Liens of the type described in clause (e) below in connection with any Eligible Margin Deposit to secure Hedging Contracts permitted under Section 7.1 with the broker that is the holder of such Eligible Margin Deposit, and (E) any other Liens expressly permitted to encumber such Collateral under any Security Document covering such Collateral or (ii) any Lien upon any of the properties or assets other than Collateral (except as provided in the preceding clause (i)) which it now owns or hereafter acquires except the following (Liens, to the extent permitted by this Section, herein called "Permitted Liens"):

     (a) Liens existing on the date of this Agreement and listed in the Disclosure Schedule;

     (b) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

     (c) pledges or deposits under worker's compensation, unemployment insurance or other social security legislation;

     (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's, or other like Liens (including, without limitation, Liens on property in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

     (e) Liens under or with respect to accounts with brokers or counterparties with respect to Hedging Contracts consisting of cash, commodities or futures contracts, options, securities, instruments, and other like assets securing only Hedging Contracts permitted under Section 7.1;

     (f) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;

     (h) Liens in respect of operating leases as permitted under Section 7.1(g) hereof;

     (i) rights reserved to or vested in any governmental authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

     (j) rights reserved to or vested by Law in any governmental authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;

     (k) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith; and

     (l) Inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.1.

     (m) Liens securing Indebtedness of PTTC incurred under Section 7.1(i), provided that such Liens attach only to the new facilities so acquired and/or constructed with such Indebtedness and any easements or licences necessary for the use thereof.

      Section 7.3. Limitation on Mergers, Issuances of Securities. Except as expressly provided in this section, no Restricted Person will (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (b) acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business and Investments permitted under
Section 7.5 hereof or (c) sell, transfer, lease, exchange, alienate or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except for
sales or transfers not prohibited by under Section 7.4 hereof.   Any Subsidiary
of Borrower may, however, be merged into or consolidated with (i) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (ii) Borrower, so long as Borrower is the surviving business entity. Borrower will not issue any securities other than shares of its common or preferred stock and any options or warrants giving the holders thereof only the right to acquire such shares. No Subsidiary of Borrower will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower or to wholly-owned Subsidiary of Borrower. No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower's interest (direct or indirect) therein.

      Section 7.4. Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any Collateral or any of its material assets or properties or any material interest therein except (a) equipment which is (i) worthless, (ii) obsolete, (iii) replaced by equipment acquired or leased by such Restricted Person of equal suitability and value, or
(iv) otherwise no longer used or useful in the ordinary course of business of such Restricted Person and (b) inventory which is sold or facilities which are leased in the ordinary course of business on ordinary trade terms. No Restricted Person will sell, transfer or otherwise dispose of capital stock of or interest in any of the Restricted Persons except as permitted by Section 7.3. No Restricted Person will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income.

      Section 7.5. Limitation on Investments and New Businesses. No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, (c) make any acquisitions of or capital contributions to or other Investments in any Person, other than Permitted Investments, or (d) make any significant acquisitions or Investments in any properties other than crude oil in the ordinary course of its business and other property to be used in the ordinary course of its business.

      Section 7.6. Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

      Section 7.7. Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates except: (a) transactions among Borrower and its wholly owned Subsidiaries, (b) transactions governed by the Affiliate Agreements, (c) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in arm's-length transactions with Persons other than such Affiliates ("market terms"), (d) transactions consisting of crude oil marketing services by Borrower with respect to crude oil produced from wells operated by Resources or any of its Subsidiaries either (i) on market terms or (ii) on terms which are less favorable to Borrower than market terms but which are not burdensome to Borrower and do not and will not result in a loss to Borrower, and (e) transactions between Borrower and PTTC which are less favorable to PTTC than market terms.

      Section 7.8. Limitations on Capital Expenditures. Borrower shall not make any capital expenditures other than (i) capital expenditures not to exceed the aggregate amount of $3,000,000 in any Fiscal Year for tangible assets of a business, division or line from one or more Persons other than an Affiliate, and
(ii) capital expenditures not to exceed the aggregate amount of $2,000,000 in any Fiscal Year for any purposes other than in the foregoing clause (i).

      Section 7.9. Open Inventory Position. Borrower shall not at any time have an open inventory position greater than 600,000 barrels.

      Section 7.10. Fixed Charges Coverage Ratio. At the end of any Fiscal Quarter, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending with such Fiscal Quarter to (ii) Fixed Charges for such period will not be less than 1.05 to 1.0.

      Section 7.11. Solvency. On each day, Consolidated Net Worth will not be less than zero.

      Section 7.12. Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) redeem equity interests held in it by Borrower, (c) repay loans and other indebtedness owing by it to Borrower, or
(d) transfer any of its assets to Borrower. No Restricted Person will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Persons will amend, modify or release any of the Affiliate Agreements. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any "multiemployer plan" as defined in
Section 4001 of ERISA that is subject to Title IV of ERISA.

      Section 7.13. No Limitation of Certain Payment. Nothing contained in this Agreement or any other Loan Document shall restrict, directly or indirectly, the ability of any Restricted Person to pay dividends or make other distributions on its capital stock or make payments on any Indebtedness owed to, make loans or advances to, or transfer property to Resources or any of its Subsidiaries, or to receive or retain any such dividends, distributions or payments, loans or advances, or transfers of property, and the provisions of this covenant shall supersede all other provisions of this Agreement which may be in conflict with it, including without limitation, the final sentence of
Section 10.2.


                 ARTICLE VIII - Events of Default and Remedies

      Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

     (a) Any Restricted Person or Resources fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

     (b) Any Restricted Person or Resources fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

     (c) Any event defined as a "default" or "event of default" in any Loan Document occurs, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

     (d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

     (e) Any Restricted Person or Resources fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

     (f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person or Resources in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

     (g) Any Restricted Person or Resources shall default in the payment when due of any principal of or interest on any of its other Indebtedness in excess of the Resources Default Threshold in the case of Resources or $1,000,000 in the aggregate in the case of any Restricted Person (other than Indebtedness the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of Resources or such Restricted Person in accordance with GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;

     (h) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Code) in excess of $500,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $500,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

     (i) Any PAAI Company, any Restricted Person, or Resources:

          (i) has entered against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

          (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

          (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

          (iv) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any part of the Collateral of a value in excess of $1,000,000 in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

          (v) has entered against it a final judgment for the payment of money in excess of $1,000,000 (in each case not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is stayed or discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

          (vi) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral of a value in excess of $1,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

     (j)  Any Change in Control occurs; or

     (k)  Any Material Open Market Position Loss occurs.

Upon the occurrence of an Event of Default described in subsection (i)(i),
(i)(ii) or (i)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

      Section 8.2. Remedies. If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or

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

enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.


                       ARTICLE IX - Administrative Agent

      Section 9.1. Appointment and Authority. Each Lender Party hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Administrative Agent to the other Lender Parties is only that of one commercial lender acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Administrative Agent a trustee or other fiduciary for any Lender Party or any holder of any participation in a Note nor to impose on Administrative Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Administrative Agent, Administrative Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lender Parties in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Administrative Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law. Upon receipt by Administrative Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from Borrower or any Lender to Administrative Agent of any Default or Event of Default, Administrative Agent shall promptly notify each other Lender thereof.

      Section 9.2. Exculpation, Administrative Agent's Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender Party and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents

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

on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or Lender Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

      Section 9.3. Credit Decisions. Each Lender Party acknowledges that it has, independently and without reliance upon any other Lender Party, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender Party also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

      Section 9.4. Indemnification. EACH LENDER AGREES TO INDEMNIFY ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY BORROWER WITHIN TEN (10) DAYS AFTER DEMAND) FROM AND AGAINST SUCH LENDER'S PERCENTAGE SHARE OF ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION COLLECTIVELY CALLED "LIABILITIES AND COSTS") WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ADMINISTRATIVE AGENT GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS AND THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE AND INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY ANY PERSON OR ANY LIABILITIES OR DUTIES OF ANY PERSON WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ADMINISTRATIVE AGENT,

provided only that no Lender shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs which is proximately caused by Administrative Agent's own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Administrative

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

Agent promptly upon demand for such Lender's Percentage Share of any costs and expenses to be paid to Administrative Agent by Borrower under Section 10.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by Borrower as provided in such section. As used in this section the term "Administrative Agent" shall refer not only to the Person designated as such in
Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

      Section 9.5. Rights as Lender. In its capacity as a Lender, Administrative Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Administrative Agent. Administrative Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not Administrative Agent hereunder and without any duty to account therefor to any other Lender.

      Section 9.6. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker's lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law and, subject to the provisions of Section 6.16, exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal to be paid on account of the possession of such funds prior to such recovery.

      Section 9.7. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such

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

Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

      Section 9.8. Benefit of Article IX. The provisions of this Article are intended solely for the benefit of Lender Parties, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender (other than in relation to the reference to Section 6.16 contained in Section 9.6 or the right to reasonably approve a successor Administrative Agent under Section 9.9). Lender Parties may waive or amend such provisions as they desire without any notice to or consent of Borrower or any other Restricted Person.

      Section 9.9. Resignation. Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval of Borrower, which approval will not be unreasonably withheld. A successor must be appointed for any retiring Administrative Agent, and such Administrative Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Administrative Agent's resignation, no successor Administrative Agent has been appointed and has accepted such appointment, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

      Section 9.10. Other Agents. Neither the Syndication Agent nor the Documentation Agent, in such capacities, shall have any duties or responsibilities or incur any liabilities under this Agreement or the other Loan Documents.


                           ARTICLE X - Miscellaneous

      Section 10.1.  Waivers and Amendments; Acknowledgments.

     (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right,

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

power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (ii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.3(g)), (2) increase the Maximum Facility Amount of such Lender or subject such Lender to any additional obligations, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender's Note, (4) change any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Borrowing Base" or any of the terms used in that definition, (6) amend the definition herein of "Majority Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (7) release Borrower from its obligation to pay such Lender's Note or any Guarantor from its guaranty of such payment, or (8) release any Collateral, except such releases relating to sales of property permitted under Section 7.4.

     (b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any other Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (ii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent

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

is not Borrower's Administrative Agent, but Administrative Agent for Lenders,
(viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

     (c) Representation by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender's property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents subject to compliance with Sections 10.5(b) through (f), inclusive, and applicable law.

     (d) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties' obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant

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

shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

      Section 10.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Administrative Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and Restricted Persons at the address of Borrower specified on the signature pages hereto and to each Lender Party at its address specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given
(a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile or other electronic transmission, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice or Continuation/Conversion Notice shall become effective until actually received by Administrative Agent.

      Section 10.4.  Payment of Expenses; Indemnity.

     (a) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (ii all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including attorneys' fees, consultants' fees and engineering fees, travel costs and miscellaneous expenses) in connection with
(1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) Borrower's compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (ii all reasonable costs and expenses incurred by or on behalf of any Lender Party (including attorneys' fees, consultants' fees and accounting fees) in connection with the defense or enforcement of any of the Loan Documents (including this section) or the defense of any Lender Party's exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses of Administrative Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Administrative Agent, including travel and miscellaneous expenses and fees and expenses of Administrative Agent's

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

outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

     (b) Indemnity. Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY,

provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Lender Party" shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Persons.

      Section 10.5.  Joint and Several Liability; Parties in Interest;
Assignments.

     (a) All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of all Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all

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

Lender Parties, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

     (b) No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Sections
3.2 through 3.6 of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and
(iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under subsection (a) of Section 10.1. No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Administrative Agent and Borrower.

     (c) Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee, or, subject to the provisions of subsection (g) below, to an Affiliate and then only if such assignment is made in accordance with the following requirements:

          (i) Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender's commitments, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Note and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in such Loans and Note and be committed to make that Percentage Share of all future Loans, and the Percentage Share of the Maximum Loan Amount of both the assignor and assignee shall equal or exceed $5,000,000.

          (ii) The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the "Register" (as defined below in this section), an Assignment and Acceptance in the form of Exhibit J, appropriately completed, together with the Note subject to such assignment and a processing fee payable by such assignor Lender (and not at Borrower's expense) to Administrative Agent of $3,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (i) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (ii) as of the "Settlement Date" specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Administrative Agent shall thereupon deliver to Borrower and each Lender a schedule showing the revised

     Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other Lenders.

          (iii) Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, shall (to the extent it has not already done so) provide Administrative Agent and Borrower with the "Prescribed Forms" referred to in Section 3.6(d).

     (d) Nothing contained in this section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that (i) no such assignment or pledge shall relieve such Lender from its obligations hereunder and (ii) all related costs, fees and expenses incurred by such Lender in connection with such assignment and the reassignment back to it, free of any interests of such Federal Reserve Banks, shall be for the sole account of such Lender.

     (e) By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Administrative Agent and each other Lender Party that such assignee understands and agrees to the terms hereof, including Article IX hereof.

     (f) Administrative Agent shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

     (g) Any Lender may assign or transfer its commitment or its rights under its Loans or under the Loan Documents to (i) any Affiliate that is wholly-owned direct or indirect subsidiary of such Lender or of any Person that wholly owns, directly or indirectly, such Lender, or (ii) if such Lender is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by (A) the same investment advisor as any Lender or (B) any Affiliate of such investment advisor that is a wholly-owned direct or indirect subsidiary of any Person that wholly owns, directly or indirectly, such investment advisor, subject to the following additional conditions:

     (x) any right of such Lender assignor and such assignee to vote as a Lender, or any other direct claims or rights against any other Persons, shall be uniformly exercised or pursued in the manner that such Lender assignor would have so exercised such vote, claim or right if it had not made such assignment or transfer.

     (y) such assignee shall not be entitled to payment from any Restricted Person under Sections 3.2 through 3.7 of amounts in excess of those payable to such Lender assignor under such sections (determined without regard to such assignment or transfer); and

     (z) if such Lender assignor assigns or transfers to such assignee any of such Lender's commitment, such assignee may become primarily liable for such commitment, but such assignment or transfer shall not relieve or release such Lender from such commitment.

      Section 10.6.  Confidentiality.   Each Lender Party agrees (on behalf of
itself and each of its Affiliates, and each of its and their directors, officers, agents, attorneys, employees, and representatives) that it (and each of them) will take all reasonable steps to keep confidential any non-public information supplied to it by or at the direction of any Restricted Person so identified when delivered, provided, however, that this restriction shall not apply to information which (a) has at the time in question entered the public domain, (b) is required to be disclosed by Law (whether valid or invalid) of any Tribunal, (c) is disclosed to any Lender Party's Affiliates, auditors, attorneys, or agents, (d) is furnished to any other Lender Party or to any purchaser or prospective purchaser of participations or other interests in any Loan or Loan Document (provided each such purchaser or prospective purchaser first agrees to hold such information in confidence on the terms provided in this section), or (d) is disclosed in the course of enforcing its rights and remedies during the existence of an Event of Default.

      Section 10.7. Governing Law; Submission to Process. EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS LENDER PARTIES MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, BORROWER ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. BORROWER AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. IN FURTHERANCE OF THE FOREGOING, BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY, 80 STATE STREET, ALBANY, NEW YORK 12207, AS AGENT OF BORROWER TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST BORROWER WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO, IF PERMITTED BY LAW, BE SENT BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS SET FORTH BELOW, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH

PROCESS AS AFORESAID. BORROWER SHALL FURNISH TO LENDER PARTIES A CONSENT OF CORPORATION SERVICE COMPANY AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER PARTIES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER PARTIES TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON CORPORATION SERVICE COMPANY SHALL RESIGN OR OTHERWISE CEASE TO ACT AS BORROWER'S AGENT, BORROWER HEREBY IRREVOCABLY AGREES TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO ADMINISTRATIVE AGENT TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CORPORATION SERVICE COMPANY FOR ALL PURPOSES HEREOF AND (B) PROMPTLY DELIVER TO AGENT THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO ADMINISTRATIVE AGENT) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

      Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

      Section 10.9. Termination; Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing or outstanding elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing or outstanding this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

      Section 10.10. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

      Section 10.11. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

      Section 10.12. Waiver of Jury Trial, Punitive Damages, etc. TO THE EXTENT PERMITTED BY LAW, LENDER PARTIES AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF SUCH PERSONS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER PARTIES' ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND EACH LENDER PARTY HEREBY FURTHER (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, (B) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                    PLAINS MARKETING & TRANSPORTATION INC.,
                                    Borrower


                                    By: /s/ Phil Kramer
                                        -----------------------------
                                        Name:  Phil Kramer
                                        Title: Vice President

                                    Address:

                                    500 Dallas Street
                                    Suite 700
                                    Houston, Texas 77002
                                    Attention: Phil Kramer

                                    Telephone: (713) 654-1414
                                    Fax: (713) 654-1523

                                    BANKBOSTON, N.A.,
                                    Administrative Agent,
                                    LC Issuer and Lender


                                    By: /s/ Terrence Ronan
                                        ---------------------
                                        Name:  Terrence Ronan
                                        Title: Vice President

                                    Address:

                                    100 Federal Street
                                    Boston, Massachusetts 02110
                                    Attention: Terrence Ronan
                                    Mail Code: 01-08-04

                                    Telephone: (617) 434-5472
                                    Fax: (617) 434-3652



                                    BANCBOSTON SECURITIES INC.,
                                    Syndication Agent


                                    By: /s/ John R. Barlow
                                        ---------------------
                                        Name:  John R. Barlow
                                        Title: Vice President

                                    Address:

                                    100 Federal Street
                                    Boston, Massachusetts 02110
                                    Attention: Mike Hannon
                                    Mail Code: 01-09-03

                                    Telephone: (617) 434-1649
                                    Fax: (617) 434-0382

                                    ING (U.S.) CAPITAL CORPORATION,
                                    Documentation Agent and Lender


                                    By: /s/ Christopher R. Wagner
                                        ----------------------------
                                        Christopher R. Wagner
                                        Senior Vice President

                                    Address:

                                    135 East 57th Street
                                    New York, New York 10022
                                    Attention: Christopher Wagner

                                    Telephone: (212) 409-1717
                                    Fax: (212) 832-3616

                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION


                                    By: /s/ Irene C. Rummel
                                        ----------------------
                                        Name:  Irene C. Rummel
                                        Title: Vice President


                                    Address:

                                    333 Clay St., Suite 4550
                                    Houston, Texas 77002
                                    Attention: Irene Rummel

                                    Telephone: (713) 651-4921
                                    Fax: (713) 651-4801

                                    BANK OF SCOTLAND


                                    By: /s/ Annie Chin Tat
                                        ----------------------
                                        Name:  Annie Chin Tat
                                        Title: Senior Vice President


                                    Address:

                                    565 Fifth Avenue
                                    New York, New York 10017
                                    Attention: Annie Chin Tat

                                    Telephone: (212) 450-0871
                                    Fax: (212) 557-9460

                                    With Copy to:

                                    1200 Smith Street
                                    Houston, Texas 77002
                                    Attention: Richard C. Butler

                                    Telephone: (713) 651-1870
                                    Fax: (713) 651-9714

                                    DEN NORSKE BANK ASA



                                    By: /s/ Byron L. Cooley
                                       ----------------------
                                       Name:  Byron L. Cooley
                                       Title: Senior Vice President


                                    By: /s/ William V. Moyer
                                        -----------------------
                                        Name:  William V. Moyer
                                        Title: First Vice President


                                    Address:

                                    Three Allen Center
                                    333 Clay Street, Suite 4890
                                    Houston, Texas 77002
                                    Attention: Byron L. Cooley

                                    Telephone: (713) 844-9258
                                    Fax: (713) 757-1167

                                    COMERICA BANK - TEXAS



                                    By:/s/ James Kimble
                                       -------------------
                                       Name:  James Kimble
                                       Title: Vice President


                                    Address:

                                    910 Louisiana, Suite 410
                                    Houston, Texas 77002
                                    Attention: Jim Kimble

                                    Telephone: (713) 220-5614
                                    Fax: (713) 220-5650

                                    NATIONSBANK, N.A.


                                    By: /s/ James R. Allred
                                        ----------------------
                                        Name:  James R. Allred
                                        Title: Senior Vice President


                                    Address:

                                    901 Main Street, 14th Floor
                                    Dallas, Texas 75202
                                    Attention: James Allred

                                    Telephone: (713) 247-6327
                                    Fax: (713) 247-6432

                                    THE SANWA BANK LIMITED



                                    By: /s/ C. Lawrence Murphy
                                        -------------------------
                                        C. Lawrence Murphy
                                        Senior Vice President


                                    Address:

                                    55 East 52nd Street
                                    New York, New York 10055
                                    Attention: Kentaro Yamagishi

                                    Telephone: (212) 339-6207
                                    Fax: (212) 754-2360

                                    SOCIETE GENERALE, SOUTHWEST AGENCY


                                    By: /s/ Thierry Namuroy
                                        ----------------------
                                        Name:  Thierry Namuroy
                                        Title: Vice President


                                    Address:


                                    4800 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas 75201
                                    Attention: Thierry Namuroy

                                    Telephone: (713) 759-6316
                                    Fax: (713) 650-0824

                                    THE FUJI BANK, LIMITED


                                    By: /s/ Teiji Teramoto
                                        ---------------------
                                        Name:  Teiji Teramoto
                                        Title: Vice President & Manager


                                    Address:

                                    1221 McKinney, Suite 4100
                                    Houston, Texas 77010
                                    Attention: Mark Polasek

                                    Telephone: (713) 650-7863
                                    Fax: (713) 759-0717

                                    BHF-BANK AKTIENGSELLSCHAFT


                                    By: /s/ JOHN COUSSA
                                        -----------------------------------
                                        Name:   John Coussa
                                        Title:  Vice President


                                    By: /s/ HUUB KOTS
                                       ------------------------------------
                                       Name:   Huub Kots
                                       Title:  Assistant Vice President


                                    Address:

                                    590 Madison Avenue
                                    New York, New York 10022
                                    Attention: Robert Novak

                                    Telephone: (212) 756-5976
                                    Fax: (212) 756-5536

                                    HIBERNIA NATIONAL BANK


                                    By: /s/ Tammy Angelety
                                        -------------------------------
                                        Name:  Tammy Angelety
                                        Title: Assistant Vice President


                                    Address:

                                    313 Carondelet Street
                                    New Orleans, Louisiana 70130
                                    Attention: Tammy Angelety

                                    Telephone: (504) 533-2045
                                    Fax: (504) 533-5434

                                    MEESPIERSON CAPITAL CORP.



                                    By: /s/ Darrell W. Holley
                                        ------------------------------
                                        Name:  Darrell W. Holley
                                        Title: Senior Vice President


                                    By: /s/ Deirdre M. Sanborn
                                        -------------------------------
                                        Name:  Deirdre M. Sanborn
                                        Title: Assistant Vice President


                                    Address:

                                    Three Stamford Plaza
                                    301 Tresser Blvd.
                                    Stamford, Connecticut 06901-3239
                                    Attention: Darrell W. Holley

                                    Telephone: (214) 953-9307
                                    Fax: (214) 154-5981

                                    U.S. BANK NATIONAL ASSOCIATION


                                    By: /s/ Monte E. Deckerd
                                        -----------------------------
                                        Name:  Monte E. Deckerd
                                        Title: Vice President


                                    Address:

                                    918 17th Street
                                    Denver, Colorado 80202
                                    Attention: Monte E. Deckerd

                                    Telephone: (303) 585-4212
                                    Fax: (303) 585-4362

                                    WELLS FARGO BANK (TEXAS)
                                    NATIONAL ASSOCIATION



                                    By: /s/ Ann M. Rhoads
                                        ----------------------------
                                        Ann M. Rhoads
                                        Vice President

                                    Address:

                                    1000 Louisiana, 3rd Floor
                                    Houston, Texas 77002
                                    Attention: Ann Rhoads

                                    Telephone: (713) 250-4035
                                    Fax: (713) 850-7912